EXHIBIT 99.1

SUN HEALTHCARE GROUP

Moderator: Steven Roseman
August 5, 2004
12:00 pm CT

Operator:	Good afternoon. My name is (Stephanie) and I will be your conference facilitator.

At this time I would like to welcome everyone to the Sun Healthcare Group Second Quarter Earnings Conference Call.

All lines have been placed on mute to prevent any background noise.

After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question press star then the number 2 on your telephone keypad.

I would now like to turn the conference over to Steven Roseman, General Counsel for Sun Healthcare Group. Mr. Roseman you may begin your conference.

Steven Roseman:

Thank you. Good morning. Before we begin, I would like to note that during this Quarterly Earnings Conference Call certain statements will contain forward-looking information such as forecasts of future financial performance.

Although Sun Healthcare Group, Inc. believes that the expectations reflected in any of its forward-looking statements are reasonable, based upon existing trends and information and Sun Healthcare's judgment as of today, actual results could differ materially from those projected or assumed based upon a number of factors affecting our subsidiaries' businesses, including those factors included in the company's Annual Report on Form 10-K and other filings available from the Securities and Exchange Commission.

Sun Healthcare's future financial condition and results of operations, as well as any other forward-looking statements, are subject to inherent known and unknown risks and uncertainties.
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Sun Healthcare Group does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

During today's call references may be made to non-GAAP financial measures. Investors are encouraged to review those non-GAAP financial measures and the reconciliation of those measures to the comparable GAAP results in our 8-K filed with the Securities and Exchange Commission today, a copy of which can be found on our Web site at www.sunh.com.

This call, its content and any replay of the call, are the sole property of Sun Healthcare Group, Inc. and may not be rebroadcast, transmitted or used by any other party without the expressed prior written consent of Sun Healthcare Group, Inc.

If you do not agree with these terms, please disconnect now. By remaining on the line you agree to be bound by these terms.

With that said I'll now turn the call over to Rick Matros, Chairman and CEO of Sun Healthcare Group, Inc.

Rick Matros:

Thanks Steven. Hey, thanks for joining us for our call today. What we'll do is, as I go through the earnings release, I will take you through the adjustments. We had some real nice positive events obviously for the quarter, and get you to the point where you can look at our net income for continuing operations under a more normalized basis for the quarter and for the six months.

Following that, I'll go through some of the operating statistics for our various operating subsidiaries and then turn the call over to Kevin Pendergest, our CFO, to take you through the more detailed numbers and balance sheet.

And then we'll turn it over to Q&A.

As you've seen in the press release we reported net income of $7.3 million for the quarter ended June 30 compared to a net loss of $11.6 million for the comparable quarter in 2003.

Now we had a number of positive adjustments and I will take you through some of these adjustments so that you can look at our earnings on a more normalized basis.

We had a $6 million pickup in insurance as both workers' compensation and general professional liability. You can see the breakout on the
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earnings release relate to the current six months, our prior year continuing operations and divested operations.

Of the $6 million, $3 million corresponds to the current six months. Now when our actuaries do these studies they don't allocate how much, you know, that $6 million - of the $3 million that's for the first six months of this year, corresponds to the First Quarter or the Second Quarter.

So everybody needs to make their own assessment on that. How we look at it is our operations hasn't materially changed First Quarter to Second Quarter. And so we look at the $3 million pick up for the first six months as being evenly split between the first two quarters.

So with that in mind, the easiest way to take you through this - if you look at the $7.3 million net income and deduct $4.5 million for the insurances, we're keeping a credit of $1.5 million for the current operations.

We take off $3.7 million for the extinguishment of debt and $400,000 for the gain on sale of assets that corresponds to one of our current operating businesses. And that leaves you with consolidated net income on a normalized basis for the quarter of $2.3 million.

For the quarter ending June '03, going through the same process, you start with our earnings and/or our loss, rather. And we had a gain on sale of assets of $2.7 million. And we had a pick up on trade in preference claims of $2.8 million.

When you adjust for those, our normalized net income for consolidated operations for the quarter ending June '03 is negative $17.1 million.

So the comparative, then, is on a normalized basis, the consolidated operations for the quarter is $2.3 million for June '04 to $17.1 million negative for June of '03.

The six months ending June '04 - June '03, you go through a similar process. And you've got negative net income for the six months for consolidated operations of $1.4 million negative against $31.9 million negative for the six months.

The other adjustment here that we look at is BioPath. We are selling BioPath, which is the California component of our lab and radiology business. That will be moved to an asset held for sale with the Third Quarter and that's the final reconciliation of those numbers.

We had a $3.6 million loss for BioPath for the three months ending June '04 and an $8.8 million loss for the six months ending '04.
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So again that gets you to the $2.3 million positive net income for consolidated operations for the current quarter and $1.4 million negative for the six months.

The same process applies to our EBITDAR. Our EBITDAR as reported for the June quarter was $15.4 million, up from $14 million last year. Going through those same types of adjustments that applied to those items above the line, so it relates to EBITDAR only.

Our normalized EBITDAR was $15.6 million for the quarter. Essentially the same was reported. Our EBITDAR for the quarter ending June '03 is $11.2 million, so $11.2 million to $15.6 million.

For the six months ending June '04 versus June '03 our reported EBITDAR is $20.6 million versus $24.4 million in '03. Our normalized EBITDAR for continued operations is $27 million for the six months ending '04 versus $20.3 million for the six months ending '03.

I know that's a little bit complicated but I wanted to take you through the adjustments. Obviously we'll take Q&A on this so you can see what the normalized quarter.

So we've had tremendous improvement in the company even in the absence of all those adjustments both for the six months and the quarter.

In terms of our decision to sell the radiology and lab operations called BioPath in California, as you know we've had some real problems with that unit that we talked about in the First Quarter although we continue to try to clean it up.

And we feel we've turned the corner on it. We are still sustaining significant losses for a business unit that is really relatively small. You know, we're talking about $20 million in annualized revenue for the lab and radiology business in California.

And as we've looked forward and finished turning this around the upside simply isn't good enough to justify the continuing losses.

So we hope to conclude its sale some time at the end of the Third Quarter on the BioPath operation.

I'd like to move now to some of our operating statistics. For our in-patient operations our occupancy quarter-over-quarter improved from 90.4% to 90.7% or 30 basis points for the six months ending June '04 versus June '03.

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We improved from 90.5% to 90.7%, 20 basis points and that's for our nursing home operations.

Our Medicare mix as a percentage of patient days improved 100 basis points quarter-over-quarter from 12.1% to 13.1% and 80 basis points for the six months ending June '04 from June '03, going from 12.4% to 13.2%.

Our revenue mix from Medicare improved 160 basis points going from 28.1% for quarter '03 to 29.7% for June '04.

For the six months we went from 28.6% in June '03 to 29.7% June '04 for 110 basis point improvement.

Our Medicare rates went up 6% for the quarter and 6% for the six months.

Our Medicaid rates went up 10% for the quarter, 8.9% for the six months.

Our Medicare revenues as a result of both the improvement in mix and the improvement in Medicare days improved 12.6% from the quarter ending June '03 to the current quarter, $37.7 million to $42.5 million.

For the six months ending June '04 versus the six months ending June '03 our Medicare revenue increased 10.4% going from $76.8 million to $84.8 million.

The other contributing factor to the improvement in the quarter in our Medicare revenues was our Medicare average length of stay, which improved from 32 days in the quarter ending '03 to 35 days in the quarter ending '04.

Some additional statistics for our in-patient business are on the labor side, our labor costs went up 4.6% for the quarter, 5.5% for the six month period year-over-year. Our weighted average rate went up 4.3% for the quarter but because of the revenue growth in the company our labor as a percent of revenue actually went down. And this includes temporary nurse registry.

Our labor as a percent of revenue for the current quarter is 41.3%, down from 42.9% in the quarter ending '03.

Our temporary nurse labor usage is essentially flat year-over-year but has dropped pretty significantly on the nursing home side from $869,000 in the quarter ending June '03 to $654,000 in the quarter ending June '04.

Our registry in our hospitals, and those are our two hospitals in California
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- one's a Rehab Hospital, one's an LTAC - went up from $391,000 to $655,000. And that is specifically a function of the new staffing ratios that went into effect for hospitals in California effective January of this year.

Fortunately the rates are such that it helps to offset that increase in temporary nurse agency usage.

For our rehab business our revenue per minute which is one of the key factors that we look at increased - improved 2.8% quarter-over-quarter from $1.07 to $1.10.

Our productivity improved 210 basis points from 67.2% to 69.3%.

Our labor went up 6%. And as you've probably seen from releases in our other peer groups labor on the therapy side has been particularly difficult, much more so than nursing. So we've seen an increase there.

Our non-affiliated revenue is 67% for the current quarter in our rehab company versus 53% last year, specifically as a function of the divestiture program that we went through with the restructuring over the course of 2003 and the First Quarter of this year.

For our staffing company I want to give you some key statistics there. Our total revenue per hour went up 18.1% from $43.24 an hour to $51.06 an hour.

Our gross margin improved 10.5% from 24.7% to 27.25% quarter-over-quarter.

For our home health business our net episode rate improved 2.8% in the quarter from $2,637 to $2,711 and 2-1/2% for the year.

Our visits per episode - and this is a number that we look to decrease - decreased from 16.1 visits per episode from the quarter '03 to 15.6 visits per episode in the June quarter ending '04.

For the year we went from 15.8 episodes to six months ending '03 to 15.6 episodes in the year ending '04.

The other area that we made tremendous improvement in was our accounts receivable. Our days' sales outstanding in our in-patient business on the nursing home side improved for the current quarter over the June quarter of last year from 42 days to 34 days, so a tremendous improvement there - for the six months, the same stats, 42 days for the six months ending June '03 to 34 days for the six months ending June '04.

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For our hospitals we improved from 79 days to 65 for the current quarter.

Our rehab business increased from 102 days to 118 days. That was specifically due to a small number of clients that have since been resolved. And we'll see that number come down in the Third Quarter.

Our medical staffing days sales out outstanding were close to flat, 60 days versus 63.

Our home health days improved from 78 days to 59 days for the current quarter.

And our lab and radiology business primarily driven by the issues we have in our California operation did go up. And that's all been reserved on our books.

So with that I will turn the call over to Kevin Pendergest, our CFO.

Kevin Pendergest:	Thanks Rick. Since Rick's already touched on the key operating and results I'll limit my comments to the balance sheet and liquidity matters.

Our cash and cash equivalent balances of $23.2 million and available borrowing capacity of $24.8 million totaled $48 million at June 30.

As of August 3 we had cash and cash equivalents of approximately $12.3 million and available borrowing capacity of $36 million for a total of $48.3 million.

Net cash used by operating activities for the Second Quarter of 2004 was $8.4 million due primarily due to continued restructuring related issues.

We had an increase in other receivables due from our other operators that we turned facilities over to of $3.8 million and we had a further reduction in our trade payables to $3.3 million to try to bring our vendors back in more normal terms, subsequent to the restructuring.

Working capital decreased $1.8 million during the Second Quarter, principally due to reclassification of $11 million of debt from long-term to the current portion during the quarter.

Absent that reclassification, working capital actually improved by $9.2 million during the quarter.

Accounts receivable, net increased $1 million during the quarter. Gross receivables decreased by $4.3 million and the allowance for the doubtful
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accounts decreased during the quarter by $5.3 million primarily due to the continued strong collection of our divested receivables.

Other receivables increased by $3.7 million due to an increase of $3.4 million of provider taxes that are due and $700,000 from monies due from other operators.

For the six month period the other receivables increased by $10.2 million due to increases in provider taxes of $3.4 million and $8 million in monies due from other operators, offset by a decrease of $1.2 million in collected other receivables.

With respect to the amounts due from other operators, the company actually received a payment of $4.6 million this week from one of these operators which significantly reduced that $8 million balance I referred to previously.

The current portion of restricted cash decreased by $6.1 million during the quarter, principally due to a reclassification and reduction in the current portion of self-insurance obligations related to workers' compensation.

So the restricted cash was actually shifted from current portion to long-term portion in that regard.

There was also a $700,000 reduction in the amounts in the restricted cash funded for GP&L and a $300,000 reduction in cash held for bank collateral.

The balance in restricted cash at June 30 in the current portion includes $17.3 million related to amounts funded for workers' comp and $3.5 million for GP&L and then another $3.9 million for various items such as bank collateral, mortgages and bond payments.

The non-current restricted cash increased by $5.3 million principally because of the aforementioned reclassification. The balance at June 30 includes $35.9 million related to workers' comp and $3.4 million maintained to repay a mortgage.

Prepaid and other assets increased during the quarter by $4.1 million primarily due to an increase in the prepaid insurance premiums and expenses that are amortized over the course of the year.

Property, plant and equipment remained relatively flat during the quarter but included capital expenditures of $3 million, offset by depreciation of $1.8 million.
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Total debt decreased during the quarter by $5.9 million as a result of a decrease in mortgage debt of $5.6 million which resulted from the $3 million pay down of the Sumitomo debt, $2.4 million of the $3.7 million of debt that was forgiven by Sumitomo, the other $1.3 million had actually been reclassified in a previous quarter as a liability held for sale which also was eliminated during the quarter and another normal amortization of $200,000.

The current portion of long-term debt increased by $6.4 million due the aforementioned reclassification of $11 million of non-Sumitomo related mortgage debt, the $5.4 million reduction of Sumitomo debt mentioned before, offset by $1 million of the new refinanced amount with Sumitomo - that's reclassified from long-term to current.

At June 30, after the previously mentioned reduction in our insurance reserves, we carry total reserves of $191.5 million for accrued self-insurance obligations, split between current to long-term liabilities.

Included in this total is $121 million for general and professional liability, $65.3 million for workers' comp and $4.8 million for group health.

The portion of the above expenses included in a long-term liability is comprised of $90.3 million for GP&L and $48 million for workers' comp.

As of June 30, $134.8 million of the total obligation is unfunded of which $117.9 million is attributable to general professional liability, $12.1 million to workers' comp and $4.8 million to group health.

Other accrued liabilities decreased during the quarter by approximately $5.5 million primarily to a reduction of $4.7 million in our accrued rents, most of which is related to non-cash reductions that occurred in conjunction with landlord settlements.

That concludes my comments and I'll turn it back over to Rick.

Rick Matros:	With that, why don't we take questions and answers.

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